EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-164994, 333-193041, 333-193042, 333-234426, and 333-249820 on Form S-8 of our reports dated September 8, 2021, relating to the consolidated financial statements and financial statement schedule of Flexsteel Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Flexsteel Industries, Inc. for the year ended June 30, 2021.

/s/ Deloitte & Touche LLP

Minneapolis, MN

September 8, 2021